Exhibit 99.1

FEDERAL HOUSING FINANCE AGENCY

NEWS RELEASE

For Immediate Release	Contact:	Corinne Russell	(202) 414-6921
October 26, 2011		Stefanie Johnson	(202) 414-6376

FHFA Announces Freddie Mac Board and Management Changes

Washington, DC – The Federal Housing Finance Agency today announced, in accordance with FHFA’s corporate governance regulation and Freddie Mac’s Corporate Governance Guidelines, two Freddie Mac board members, John Koskinen (Chairman) and Robert Glauber (Chairman, Governance and Nominating Committee), have reached the company’s mandatory retirement age and will be stepping down from the board at the end of the current term in February 2012.

In anticipation of those retirements and to promote a smooth transition, FHFA Acting Director Edward J. DeMarco announced that Christopher Lynch, currently chairman of the Freddie Mac board’s audit committee, will assume the chairmanship of the Freddie Mac board, effective at the December 2011 board meeting.

“John Koskinen and Robert Glauber have provided outstanding service to Freddie Mac and the country in their roles on the Freddie Mac board during this time of conservatorship,” said Acting Director DeMarco. “Mr. Koskinen assumed the position of board chairman as the company transitioned into conservatorship and he worked with FHFA in constructing a new board of directors, assisted by Mr. Glauber, one of the few board members to remain with the company from before the conservatorship. Each has a long record of public service and accomplishment and we are grateful for their service.”

Mr. Lynch was named to the Freddie Mac board by FHFA on Dec. 23, 2008. He retired from KPMG LLP as the National Partner in Charge-Financial Services Division. He also chaired KPMG’s American Financial Services Leadership team. Mr. Lynch also is a director of the American International Group Inc., where he became a member of the AIG board after that Company received an infusion of funds from the U.S. Treasury Department.

Separately, Laurence E. Hirsch notified the company on Oct. 18, 2011 that he will not seek re-election to the company’s board of directors when his current term expires. Acting Director DeMarco expressed his appreciation to Mr. Hirsch for his support of and commitment to Freddie Mac.

Current Freddie Mac Chief Executive Officer Charles E. “Ed” Haldeman Jr. recently informed the board of his desire to step down some time in the coming year. FHFA Acting Director DeMarco requested that the outgoing and incoming board chairs work with the board and FHFA on developing a succession plan for the position of CEO. The board will begin that process shortly. In the meantime, Mr. Haldeman has assured the board and FHFA of his commitment to remain as CEO until the transition has taken place.

“Ed Haldeman has brought strong leadership to Freddie Mac,” said DeMarco. “I appreciate his commitment to leadership stability during the upcoming transition.”

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The Federal Housing Finance Agency regulates Fannie Mae, Freddie Mac and the 12 Federal Home Loan Banks. These government-sponsored enterprises provide more than $5.7 trillion in funding for the U.S. mortgage markets and financial institutions.